Exhibit 99

NextEra Energy, Inc. Media Line: (305) 552-3888 Oct. 29, 2010 FOR IMMEDIATE RELEASE

NextEra Energy announces third quarter 2010 earnings

•	During the quarter, Florida Power & Light Company reached an agreement with intervenors on rates
•	NextEra Energy Resources’ earnings increased with improved wind resource
•	NextEra Energy expects adjusted earnings per share for 2010 to be in the lower half of its previously announced range of $4.25 to $4.65 and for 2011 in the range of $4.25 to $4.55

JUNO BEACH, Fla. – NextEra Energy, Inc. (NYSE: NEE) today reported third quarter 2010 net income on a GAAP basis of $720 million, or $1.74 per share, compared with $533 million, or $1.31 per share, in the third quarter of 2009. On an adjusted basis, NextEra Energy’s earnings were $602 million, or $1.45 per share, compared with $562 million, or $1.38 per share, in the third quarter of 2009. Adjusted earnings exclude the mark-to-market effects of non-qualifying hedges and net other than temporary impairments (OTTI) on certain investments, both of which relate to the business of NextEra Energy Resources, LLC and its affiliated entities (“Energy Resources”).

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as input in determining whether performance targets are met for performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. NextEra Energy’s management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income, which is the most directly comparable GAAP measure.

“NextEra Energy continued to deliver solid results in the third quarter of 2010, increasing adjusted earnings per share by more than 5 percent over the prior-year quarter. During the quarter, we continued expansion of our wind energy fleet at Energy Resources and also received most of the approvals necessary to build a 250-megawatt solar facility in California, with the output to be sold under a long-term contract. At FPL, we believe the settlement agreement we reached with the intervenors in our rate case is in the best interest of all of the parties involved, especially the approximately 8.7 million Floridians we serve. If the settlement is approved, base rates would be frozen through the end of 2012 as specified in the agreement. It would also allow substantial cost recovery on West County Energy Center Unit 3, a state-of-the-art combined-cycle natural gas plant that will provide significant fuel savings and environmental benefits for customers,” said NextEra Energy Chairman and CEO Lew Hay.

Florida Power & Light Company
NextEra Energy's rate-regulated utility subsidiary, Florida Power & Light Company, reported third quarter net income of $308 million, or $0.74 per share, compared to $306 million, or $0.75 per share, in the prior-year quarter.

Retail kilowatt-hour sales for the quarter grew by 3 percent, an improvement due primarily to higher weather-related usage and an increase of about 27,000 customers compared to the same period a year ago. Another key driver was cost recovery on West County Energy Center Units 1 and 2, which added $0.09 per share, offset by $0.02 lower Allowance for Funds Used During Construction as a result of the units’ entering service and by a portion of the $0.02 per share increase in operations and maintenance (O&M). Higher base rate revenue added another $0.03 per share, and the reversal of previously recorded depreciation surplus amortization, consistent with the pending settlement agreement, resulted in additional depreciation expense of $0.15 per share.

On Aug. 20, 2010, the company and the primary intervenors in its rate case reached a settlement agreement in the company’s rate proceeding. If approved by the Florida Public Service Commission (PSC), the settlement agreement would resolve all outstanding issues related to FPL’s recent rate proceeding. The key elements of the agreement, if approved, are as follows:
•	Retail base rates will remain frozen through the end of 2012 as specified in the agreement.
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Cost recovery for a new combined-cycle natural gas unit at Florida Power & Light’s West County Energy Center will be limited to the projected fuel savings for customers during the term of the agreement.

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Future storm restoration costs would be recoverable beginning 60 days from the filing of a petition but capped at $4 for every 1,000 kilowatt hours of usage during the first 12 months. If storm restoration costs exceed $800 million, the company may request an increase to the $4 cap, and any additional costs would be recoverable in subsequent years.

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The company’s authorized midpoint for regulatory return on equity (ROE) will remain 10 percent. If the earned regulatory ROE falls below 9 percent, the company may seek rate relief. If the earned ROE rises above 11 percent, the parties to the settlement may seek a rate reduction.

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The company can vary the amount of surplus depreciation credit taken in any one year up to a cap of $267 million in the first year, provided its regulatory ROE remains within the range of 9 percent to 11 percent. Earnings will be calculated using an actual, non-weather-adjusted basis, and the company may use up to a maximum of $776 million in surplus depreciation over the course of the agreement.

•	All motions for reconsideration, including FPL’s, will be withdrawn, and the company will not appeal the recent rate case decision of the PSC.

NextEra Energy Resources
Energy Resources, the competitive energy business of NextEra Energy with generating facilities in 26 states and Canada, reported third quarter net income on a GAAP basis of $386 million, or $0.93 per share, compared with $212 million, or $0.52 per share, in the prior-year quarter. On an adjusted basis, Energy Resources’ earnings were $267 million, or $0.64 per share, compared with $241 million, or $0.59 per share, in the third quarter of 2009.

Energy Resources’ comparable third quarter results were driven mainly by the addition of new wind projects, improved performance of existing assets, and gains in the gas infrastructure business, partially offset by reduced earnings in its proprietary power and gas trading business, and by higher interest expense.

The company’s wind assets increased by approximately 1,260 megawatts since the second quarter of 2009, contributing $0.05 to adjusted earnings per share. Existing assets also contributed $0.05 to adjusted earnings per share, largely driven by increased output from the wind portfolio. At 99 percent relative to the long-term expected average, the wind resource in the third quarter improved significantly over the 87 percent measured in last year’s third quarter. In its gas infrastructure business, the company determined it would not move forward on a small subset of future drilling opportunities and realized a $0.04 gain when it exited related hedges. The customer supply and proprietary power and gas trading businesses had reduced adjusted earnings per share of $0.04.

All other factors, excluding the mark-to-market effects of non-qualifying hedges, were a negative $0.05 per share, primarily due to higher interest expense. The other category includes interest expense, differential membership costs, impact of asset sales, income tax adjustments, general and administrative expenses, share dilution and rounding differences.

The company currently has approximately 680 megawatts of new wind already in service or under construction and likely to be commissioned in 2010 or the early part of 2011.

During the third quarter, the company also received approval from the California Public Utility Commission and the California Energy Commission for the 250-megawatt Genesis solar project. Genesis will be located in one of the best solar-resource regions in the United States and use proven solar-trough technology.

Corporate and Other
Corporate and Other results contributed $0.07 to adjusted earnings per share during the current quarter compared to $0.04 in the previously comparable quarter.  Current results primarily benefited from an adjustment related to previously deferred taxes.

Outlook
NextEra Energy expects to deliver adjusted earnings per share for 2010 in the lower half of the previously disclosed range of $4.25 to $4.65. For 2011, the company believes that adjusted earnings per share will fall in a range of $4.25 to $4.55. It also continues to expect that adjusted earnings per share will grow at an overall average rate of 5 percent to 7 percent through 2014 from a 2009 base.

NextEra Energy’s adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges and net other than temporary impairment losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time. In addition, NextEra Energy’s adjusted earnings expectations assume, among other things: normal weather and operating conditions; approval of the 2010 settlement agreement; no further significant decline in the national or the Florida economy; supportive commodity markets; public policy support for wind and solar development and construction; market demand and supply chain expansion for wind and solar; transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; and no acquisitions. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy’s third quarter earnings conference call is scheduled for 9 a.m. ET on Oct. 29, 2010. The webcast is available on NextEra Energy’s website by accessing the following link, http://www.NextEraEnergy.com/investors/index.shtml. The slides and earnings release accompanying the presentation may be downloaded at www.NextEraEnergy.com beginning at 7:30 a.m. ET today. For those unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. is a leading clean energy company with 2009 revenues of more than $15 billion, nearly 43,000 megawatts of generating capacity, and more than 15,000 employees in 28 states and Canada. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are NextEra Energy Resources, LLC, which together with its affiliated entities is the largest generator in North America of renewable energy from the wind and sun, and Florida Power & Light Company, which serves approximately 4.5 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the country. Through its subsidiaries, NextEra Energy collectively operates the third largest U.S. nuclear power generation fleet. For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.NextEraEnergyResources.com, www.FPL.com.
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Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause NextEra Energy's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of NextEra Energy and FPL in this press release, on their respective websites, in response to questions or otherwise.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as will, will likely result, are expected to, will continue, is anticipated, aim, believe, could, should, would, estimated, may, plan, potential, projection, target, outlook, predict and intend or words of similar meaning) are not statements of historical facts and may be forward-looking.  Forward-looking statements involve estimates, assumptions and uncertainties.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on NextEra Energy's and/or FPL's operations and financial results, and could cause NextEra Energy's and/or FPL's actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of NextEra Energy and/or FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and NextEra Energy and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made, unless otherwise required by law.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The following are some important factors that could have a significant impact on NextEra Energy's and FPL's operations and financial results, and could cause NextEra Energy's and FPL's actual results or outcomes to differ materially from those discussed or implied in the forward-looking statements:

NextEra Energy’s and FPL’s results of operations may be adversely affected by the extensive regulation of their businesses.

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The operations of NextEra Energy and FPL are subject to complex and comprehensive federal, state and other regulation.  This extensive regulatory framework, some but not all of which is more specifically identified in the following risk factors, regulates, among other things, NextEra Energy's and FPL's industry, rate and cost structure, operation of nuclear power facilities, construction and operation of generation, transmission and distribution facilities, acquisition, disposal, depreciation and amortization of assets and facilities, decommissioning costs, transmission reliability and present or prospective wholesale and retail competition.  In their business planning and in the management of their operations, NextEra Energy and FPL must address the effects of regulation on their businesses and proposed changes in the regulatory framework.  Significant changes in the nature of the regulation of NextEra Energy’s and FPL’s businesses could require changes to their business planning and management of their businesses and could adversely affect their results of operations and the value of their assets.  NextEra Energy and FPL must periodically apply for licenses and permits from various local, state, federal and other regulatory authorities and abide by their respective orders.  Should NextEra Energy or FPL be unsuccessful in obtaining necessary licenses or permits or should these regulatory authorities initiate any investigations or enforcement actions or impose penalties or disallowances on NextEra Energy or FPL, NextEra Energy’s and FPL’s businesses could be adversely affected.  NextEra Energy’s and FPL’s results of operations also could be affected by FPL’s inability to negotiate or renegotiate franchise agreements on acceptable terms with municipalities and counties in Florida.

NextEra Energy’s and FPL’s financial performance could be negatively affected if FPL is unable to recover, in a timely manner, certain costs, a return on certain assets or an appropriate return on capital from its customers through regulated rates and cost recovery clauses.

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FPL is a regulated entity subject to the jurisdiction of the Florida Public Service Commission (FPSC) over a wide range of business activities, including, among other items, the retail rates charged to its customers, the terms and conditions of its services, procurement of electricity for its customers, issuance of securities, transfers of some utility assets and facilities to affiliates, and aspects of the siting and operation of its generating plants and transmission and distribution systems for the sale of electric energy.  The FPSC also has the authority to disallow recovery by FPL of costs that it considers excessive or imprudently incurred.  The regulatory process, which may be adversely affected by the political, regulatory and economic environment in Florida and elsewhere, can restrict FPL’s ability to grow earnings and does not provide any assurance as to achievement of authorized or other earnings levels.  NextEra Energy’s and FPL’s financial condition and results of operations could be materially adversely affected if FPL is unable to recover through retail base rates and cost recovery clauses any material amount of its costs in a timely manner, a return on certain assets or an appropriate return on capital.

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Decisions of the FPSC have been and, in the future, may be adversely affected by the political, regulatory and economic environment in Florida and elsewhere and may adversely affect the financial condition and results of operations of NextEra Energy and FPL.  These decisions may require, for example, FPL to cancel or delay planned development activities and to reduce or delay other planned capital expenditures which could reduce the earnings potential of NextEra Energy and FPL.

NextEra Energy and FPL are subject to federal regulatory compliance and proceedings which have significant compliance costs and expose them to substantial monetary penalties and other sanctions.

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In addition to the regulatory risks that may affect NextEra Energy and FPL discussed above, the extensive federal regulation of the operations of NextEra Energy and FPL exposes the companies to significant and increasing compliance costs.  NextEra Energy and FPL also are subject to costs and other potentially adverse effects of regulatory investigations, proceedings, settlements, decisions and claims, including, among other items, potentially significant monetary penalties for non-compliance.  As an example, under the Energy Policy Act of 2005, FPL and NextEra Energy Resources, LLC (“NextEra Energy Resources”), as owners and operators of bulk power transmission systems and/or electric generation facilities, are subject to mandatory reliability standards.  Compliance with these mandatory reliability standards may subject NextEra Energy and FPL to higher operating costs and may result in increased capital expenditures.  If FPL or NextEra Energy Resources is found not to be in compliance with these standards, it may incur substantial monetary penalties and other sanctions.

NextEra Energy and FPL may be adversely affected by increased governmental and regulatory scrutiny or negative publicity.

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From time to time, political and public sentiment may result in a significant amount of adverse press coverage and other adverse public statements affecting NextEra Energy and FPL.  Adverse press coverage and other adverse statements may result in some type of investigation by regulators, legislators and law enforcement officials or in lawsuits.  Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of NextEra Energy’s and FPL’s senior management from their businesses.  Addressing any adverse publicity, governmental scrutiny and legal and enforcement proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can also have a negative impact on the reputation of NextEra Energy and FPL and on the morale and performance of their employees, which could adversely affect their businesses and results of operations.

NextEra Energy’s and FPL’s businesses are subject to risks associated with legislative and regulatory initiatives.

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NextEra Energy and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives, including, for example, initiatives regarding regulation, deregulation or restructuring of the energy industry and regulation of the commodities trading markets.  NextEra Energy and its subsidiaries will need to adapt to any changes and may face increasing costs and competitive pressures in doing so.  NextEra Energy Resources produces the majority of its electricity from clean and renewable fuels, such as nuclear, natural gas, and wind, operates in the competitive segment of the electric industry, has targeted the competitive segments of the electric industry for future growth and relies on the efficient operation of the commodities trading markets.  NextEra Energy’s results of operations and growth prospects could be adversely affected as a result of future legislation or regulatory initiatives, including, but not limited to, those that reverse or restrict the competitive restructuring of the energy industry or the effective operation of the commodities trading markets.

NextEra Energy and FPL are subject to numerous environmental laws and regulations that require capital expenditures, increase their cost of operations and may expose them to liabilities.

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NextEra Energy and FPL are subject to extensive federal, state, and local environmental statutes, rules, and regulations relating to air quality, water quality, climate change, greenhouse gas (GHG), including, but not limited to, carbon dioxide (CO2) emissions, waste management, hazardous wastes, marine and wildlife mortality, natural resources, health, safety and renewable portfolio standards (RPS) that could, among other things, restrict the output of some existing facilities, limit the use of some fuels required for the production of electricity, require additional pollution control equipment, and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future as a result of new legislation, the current trend toward more stringent standards, and stricter and more expansive application of existing environmental regulations.  Violations of certain of these statutes, rules and regulations could expose NextEra Energy and FPL to third party disputes and potentially significant monetary and criminal penalties, as well as other sanctions for non-compliance.

NextEra Energy’s and FPL’s businesses could be negatively affected by federal or state laws or regulations mandating new or additional limits on the production of GHG emissions.

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Federal or state laws or regulations may be adopted that would impose new or additional limits on GHG, including, but not limited to, CO2 and methane, from electric generating units storing and combusting fossil fuels like coal and natural gas.  The potential effects of such GHG emission limits on NextEra Energy’s and FPL’s electric generating units are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, the nature of any market-based or tax-based mechanisms adopted to facilitate reductions, the relative availability of GHG emission reduction offsets, the development of cost effective, commercial-scale carbon capture and storage technology and supporting regulations and liability mitigation measures, and the range of available compliance alternatives.  While NextEra Energy’s and FPL’s electric generating units emit GHGs at a lower rate of emissions than most of the U.S. electric generation sector, the results of operations of NextEra Energy and FPL could be adversely affected to the extent that any new GHG emission limits, among other potential impacts:

•	create substantial additional costs in the form of taxes or emission allowances;

•	make some of NextEra Energy’s and FPL’s electric generating units uneconomical to operate in the long term;

•	require significant capital investment in carbon capture and storage technology, fuel switching, or the replacement of high-emitting generation facilities with lower-emitting generation facilities; or

•	affect the availability or cost of fossil fuels.

The operation and maintenance of nuclear generation facilities involve risks that could result in fines or the closure of nuclear units owned by FPL or NextEra Energy Resources and in increased costs and capital expenditures.

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FPL and NextEra Energy Resources own, or hold undivided interests in, eight nuclear generation units in four states.  The operation and maintenance of the facilities involve inherent risks, including, but not limited to, the following:

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The nuclear generation facilities are subject to environmental, health and financial risks, such as risks relating to site storage of spent nuclear fuel, the disposition of spent nuclear fuel, emissions of tritium and other radioactive elements in the event of a nuclear accident or failure or otherwise, the threat of a terrorist attack and other potential liabilities arising out of the ownership or operation of the facilities.  Although FPL and NextEra Energy Resources maintain decommissioning funds and external insurance coverage which are intended to minimize the financial exposure to some of these risks, the cost of decommissioning the facilities could exceed the amount available in the decommissioning funds, and the liability and property damages could exceed the amount of insurance coverage.  In the event of an incident at any nuclear reactor in the United States, FPL and NextEra Energy Resources could be assessed significant retrospective assessments and/or retrospective insurance premiums as a result of their participation in a secondary financial protection system and nuclear insurance mutual companies.

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The U.S. Nuclear Regulatory Commission (NRC) has broad authority to impose licensing and safety-related requirements for the construction, operation and maintenance of nuclear generation facilities.  In the event of non-compliance, the NRC has the authority to impose fines or shut down a nuclear unit, or to take both of these actions, depending upon its assessment of the severity of the situation, until compliance is achieved.  NRC orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require FPL and NextEra Energy Resources to incur substantial operating and capital expenditures at their nuclear generation facilities.  In addition, any serious nuclear incident occurring at an FPL or NextEra Energy Resources plant could result in substantial remediation costs and other expenses.  A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.  An incident at a nuclear facility anywhere in the world also could cause the NRC to impose additional conditions or other requirements on the industry, which could increase costs and result in additional capital expenditures.

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The operating licenses for FPL’s and NextEra Energy Resources’ nuclear generation facilities, other than Duane Arnold Energy Center (Duane Arnold), extend through at least 2030.  In 2008, NextEra Energy Resources applied to extend Duane Arnold’s operating license for an additional 20 years beyond its current expiration date of 2014.  If the NRC does not renew the operating license for Duane Arnold or any of FPL’s or NextEra Energy Resources’ nuclear generation units cannot be operated through the end of their respective operating licenses, NextEra Energy’s or FPL’s results of operations could be adversely affected by increased depreciation rates, impairment charges and accelerated future decommissioning costs.

•	Terrorist threats and increased public scrutiny of nuclear generation facilities could result in increased nuclear licensing or compliance costs which are difficult or impossible to predict.

NextEra Energy’s and FPL’s operating results could suffer if they do not proceed with projects under development or are unable to complete the construction of, and capital improvements to, generation, transmission, distribution and other facilities on schedule and within budget.

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NextEra Energy and FPL may incur significant costs for development of projects, including, but not limited to, preliminary engineering, permitting, legal, and other expenses before it can be established whether a project is feasible, economically attractive, or capable of being financed.   The ability of NextEra Energy and FPL to complete construction of, and capital improvement projects for, their generation, transmission, distribution and other facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, delays in obtaining permits and other approvals, disputes involving third parties, negative publicity, transmission interconnection issues and other factors or failures.  If any development project or construction or capital improvement project is not completed or is delayed or subject to cost overruns, NextEra Energy's and FPL's operational and financial results may be adversely affected.  In any such event, among other matters, NextEra Energy and FPL could be subject to additional costs, which may not be recoverable at FPL from ratepayers, termination payments under committed contracts, loss of tax credits or the write-off of their investment in the project.

The operation and maintenance of power generation, transmission and distribution facilities involve significant risks that could adversely affect the results of operations and financial condition of NextEra Energy and FPL.

•	The operation and maintenance of power generation, transmission and distribution facilities involve many risks, such as those identified elsewhere in these risk factors and those arising due to:

•	risks of start-up operations;

•	failures in the supply, availability or transportation of fuel;

•	the impact of unusual or adverse weather conditions, including, but not limited to, natural disasters such as hurricanes, floods, earthquakes and droughts;

•	performance below expected or contracted levels of output or efficiency;

•	breakdown or failure of equipment, transmission and distribution lines or pipelines;

•	availability of replacement equipment;

•	risks of human injury from energized equipment;

•	availability of adequate water resources and ability to satisfy water discharge requirements;

•	inability to properly manage or mitigate known equipment defects throughout NextEra Energy’s and FPL’s generation fleets and transmission and distribution systems;

•	use of new or unproven technology; and

•	dependence on a specific fuel source.

The occurrence of any of these effects or events could result in, among other matters, lost revenues due to prolonged outages, increased expenses due to monetary penalties or fines, replacement equipment costs or an obligation to purchase or generate replacement power at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses.  Breakdown or failure of an operating facility of NextEra Energy Resources, for example, may prevent NextEra Energy Resources from performing under applicable power sales agreements which, in some situations, could result in termination of the agreement or subject NextEra Energy Resources to liability for liquidated damages.

NextEra Energy’s competitive energy business is subject to development and operating risks that could limit the revenue growth of this business and have other negative effects on NextEra Energy’s results of operations and financial condition.

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NextEra Energy conducts its competitive energy business through NextEra Energy Resources.  To operate successfully in the competitive wholesale energy markets, NextEra Energy Resources must, among other things, efficiently develop and operate its generating assets, procure adequate supplies of fuel and associated transportation at acceptable prices, successfully and timely complete project restructuring activities, maintain the qualifying facility status of certain projects and complete its energy deliveries in a timely manner.  Its ability to do so is subject to a variety of risks.  In addition to risks such as those identified elsewhere in these risk factors, risks that specifically affect NextEra Energy Resources’ success in competitive wholesale markets include:

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The ability of NextEra Energy Resources to develop electric power generation facilities may be affected by factors beyond its control, such as increased competition from other and new sources of power generation, excess generation capacity and shifting demand for power, legal and regulatory developments and general economic conditions.  Risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project agreements may impede development activities.

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There can be significant volatility in market prices for fuel, electricity and renewable and other energy commodities.  NextEra Energy Resources’ inability or failure to hedge effectively its assets or positions against changes in commodity prices, volumes, interest rates, counterparty credit risk or other risk measures could significantly impair NextEra Energy’s results of operations.

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A portion of NextEra Energy Resources’ power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short term contractual basis, which may increase the volatility of NextEra Energy’s results of operations.

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NextEra Energy Resources depends upon power transmission and natural gas transportation facilities owned and operated by others.  If transmission or transportation of sufficient power or natural gas is unavailable or disrupted, NextEra Energy Resources’ ability to sell and deliver its wholesale power or natural gas may be limited.

NextEra Energy’s competitive energy business is dependent on continued public policy support and governmental support for renewable energy, particularly wind and solar projects.

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NextEra Energy’s competitive energy business, NextEra Energy Resources, depends heavily on government policies that support renewable energy and enhance the economic feasibility of developing wind and solar energy projects.  The federal government and several of the states in which NextEra Energy Resources operates or into which it sells power provide incentives that support the sale of energy from renewable sources, such as wind and solar energy.

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The American Recovery and Reinvestment Act of 2009 includes, among other things, provisions that allow companies building wind facilities the option to choose among the following three investment cost recovery mechanisms: (1) production tax credits which were extended for wind facilities through 2012, (2) investment tax credits (ITCs) of 30% of the cost for qualifying wind facilities placed in service prior to 2013, or (3) an election to receive a cash grant of 30% of the cost of qualifying wind facilities placed in service in 2009 or 2010, or if construction began prior to December 31, 2010 and the wind facility is placed in service prior to 2013.  An election to receive a cash grant of 30%, in lieu of the 30% ITC also applies to the cost of qualifying solar facilities placed in service in either 2009 or 2010, or if construction began prior to December 31, 2010 and the solar facility is placed in service prior to 2017.  In order for NextEra Energy Resources to continue to economically develop wind and solar energy projects in the future, it will need to utilize the investment cost recovery mechanisms currently available as well as requiring similar public policy support in the future.

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In addition to federal financial incentives, NextEra Energy Resources relies on state incentives that support the sale of energy generated from renewable sources, such as state adopted RPS which require electricity providers in the state to meet a certain percentage of their retail sales with energy from renewable sources.  The legislation creating these RPS requirements, however, usually grants the relevant state public utility commission the ability to reduce electric supply companies’ obligations to meet the RPS requirements in specified circumstances.  Any reduction or elimination of the RPS requirements could result in less demand for generation from NextEra Energy Resources’ wind and solar energy projects.

NextEra Energy and FPL are subject to credit and performance risk from customers and suppliers.

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NextEra Energy and FPL are exposed to risks associated with the creditworthiness and performance of their key customers and of their key vendors under contracts for the supply of equipment, materials, fuel and other goods and services required for their business operations and for the construction and operation of, and for capital improvements to, their facilities.  Adverse conditions in the energy industry or the general economy, as well as circumstances of individual customers and vendors, may affect the ability of some customers and vendors to perform as required under their contracts.  If any vendor fails to fulfill its contractual obligations, NextEra Energy and FPL may need to make arrangements with other suppliers, which could result in higher costs, untimely completion of power generation facilities and other projects, and/or a disruption of their operations.  If the defaulting counterparty is in poor financial condition, NextEra Energy and FPL may not be able to recover damages for any contract breach.

NextEra Energy’s and FPL’s results of operations may continue to be negatively affected by slower customer growth and customer usage in FPL’s service area.

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NextEra Energy’s and FPL’s results of operations are affected by the growth in customer accounts in FPL’s service area and by customer usage, each of which directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.  A lack of growth or slower growth in the number of FPL’s retail customers or in non weather related customer usage, such as that which has occurred over the past several years, could adversely affect FPL’s results of operations.  Customer growth and customer usage are affected by a number of factors outside the control of NextEra Energy and FPL, such as mandated energy efficiency measures, demand side management goals, and economic and demographic conditions in Florida and elsewhere such as population, job and income growth, housing starts and new business formation.  As a result, NextEra Energy and FPL may make, but not fully realize the anticipated benefits from, significant investments and expenditures, which could adversely affect their results of operations.

NextEra Energy’s and FPL’s financial position and results of operations are subject to risks associated with weather conditions, such as the impact of severe weather.

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NextEra Energy’s and FPL’s results of operations can be negatively affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities, including, but not limited to, wind, solar and hydro-powered facilities.  For example, the level of wind resource affects the results of operations of wind generating facilities.  Since the levels of wind, solar and hydro resources are variable and difficult to predict, NextEra Energy’s results of operations for individual wind, solar and hydro facilities vary or may vary significantly from period to period depending on the level of available resources.  To the extent that resources are not available at planned levels, the returns from these facilities may be less than expected.

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In addition, NextEra Energy’s and FPL’s financial position and results of operations would be affected by the impact of severe weather, such as hurricanes, floods and earthquakes, which can be destructive and cause power outages and property damage, affect fuel supply, and require NextEra Energy and FPL to incur additional costs to restore service and repair damaged facilities.  A disruption or failure of electric generation, transmission or distribution systems or natural gas transmission, storage or distribution systems in the event of a hurricane, tornado, or other severe weather event could prevent FPL and NextEra Energy Resources from operating their businesses in the normal course.  At FPL, recovery of these costs to restore service and repair damaged facilities is subject to FPSC approval, and any determination by the FPSC not to permit timely and full recovery of the costs incurred would result in a negative financial impact on NextEra Energy and FPL.

Disruptions, uncertainty or volatility in the credit and capital markets may negatively affect NextEra Energy’s and FPL’s ability to fund their liquidity and capital needs and to meet their growth objectives, and can also adversely impact the results of operations and financial condition of NextEra Energy and FPL and exert downward pressure on the market price of NextEra Energy’s common stock.

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NextEra Energy and FPL rely on access to capital and credit markets as significant sources of liquidity for capital requirements and other operations not satisfied by operating cash flows.  Disruptions, uncertainty or volatility in those credit and capital markets, such as conditions existing during periods in 2008 and 2009, could increase NextEra Energy’s and FPL’s cost of capital.  If NextEra Energy and FPL are unable to access regularly the credit and capital markets on terms that are reasonable, they may have to delay raising capital, issue shorter-term securities and/or incur an unfavorable cost of capital, which, in turn, could adversely affect their ability to grow their businesses and could contribute to lower earnings and reduced financial flexibility.  The market price and trading volume of NextEra Energy’s common stock are subject to fluctuations as a result of, among other factors, general stock market conditions and changes in market sentiment regarding the operations, business, growth prospects and financing strategies of NextEra Energy and its subsidiaries.

NextEra Energy’s, FPL Group Capital Inc’s (FPL Group Capital) and FPL’s inability to maintain their current credit ratings may adversely affect NextEra Energy’s and FPL’s liquidity, limit the ability of NextEra Energy and FPL to grow their businesses, and increase interest costs, while the liquidity of the companies also could be impaired by the inability of their credit providers to maintain their current credit ratings or to fund their credit commitments.

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The inability of NextEra Energy, FPL Group Capital and FPL to maintain their current credit ratings could affect their ability to raise capital or obtain credit on favorable terms, which, in turn, could impact NextEra Energy’s and FPL’s ability to grow their businesses, service indebtedness or repay borrowings, and would likely increase their interest costs.  Some of the factors that can affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative and regulatory actions.  NextEra Energy, FPL Group Capital and FPL cannot assure that one or more of their ratings will not be lowered or withdrawn entirely by a rating agency.

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The inability of NextEra Energy’s, FPL Group Capital’s and FPL’s credit providers to maintain credit ratings acceptable under various agreements, or to fund their credit commitments, could require NextEra Energy, FPL Group Capital or FPL, among other things, to renegotiate requirements in agreements, find an alternative credit provider with acceptable credit ratings to meet funding requirements, or post cash collateral.

The use of derivative contracts by NextEra Energy and FPL in the normal course of business could result in financial losses or the payment of margin cash collateral that could adversely affect their results of operations or cash flows.

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NextEra Energy and FPL use derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the over-the-counter markets or on exchanges, to manage their commodity and financial market risks, and for NextEra Energy to engage in trading and marketing activities.  NextEra Energy could recognize financial losses as a result of volatility in the market values of these derivative instruments, or if a counterparty fails to perform or make payments under these derivative instruments, and could suffer a reduction in operating cash flows as a result of the requirement to post margin cash collateral.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management’s judgment or use of estimates.  Although NextEra Energy and FPL execute transactions in derivative instruments on either recognized exchanges or via the over-the-counter markets, depending on the most favorable credit and market execution factors, there is greater volatility and less liquidity in transactions executed in over-the-counter markets and, as a result, NextEra Energy and FPL may not be able to execute such transactions in times of market volatility.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments.  In addition, FPL’s use of such instruments could be subject to prudence challenges and, if found imprudent, could result in disallowances of cost recovery for such use by the FPSC.

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NextEra Energy provides full energy and capacity requirement services, which include, for example, load-following services and various ancillary services, primarily to distribution utilities to satisfy all or a portion of such utilities’ power supply obligations to their customers.  The supply costs for these transactions may be affected by a number of factors, including, but not limited to, events that may occur after NextEra Energy has committed to supply power, such as weather conditions, fluctuating prices for energy and ancillary services, and the ability of the distribution utilities’ customers to elect to receive service from competing suppliers.  If the supply costs are not favorable, NextEra Energy’s operating costs could increase and result in the possibility of reduced earnings or incurring losses.

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NextEra Energy, through NextEra Energy Resources, is an active participant in energy markets.  The liquidity of regional energy markets is an important factor in the company's ability to manage risks in these operations.  Over the past several years, other market participants have ended or significantly reduced their activities as a result of several factors, including, but not limited to, government investigations, changes in market design, and deteriorating credit quality.  Liquidity in the energy markets can be adversely affected by price volatility, restrictions on the availability of credit, and other factors.  As a result, reductions in liquidity may restrict the ability of NextEra Energy Resources to manage its risks, and this could negatively affect NextEra Energy’s financial results.

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NextEra Energy and FPL have hedging and trading procedures and associated risk management tools, such as separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms, that may not work as planned.  Risk management tools and metrics such as daily value at risk, earnings at risk, stop loss limits and liquidity guidelines are based on historical price movements.  If price movements significantly or persistently deviate from historical behavior, the risk management tools may not protect against significant losses.  As a result of these and other factors, NextEra Energy and FPL cannot predict with precision the impact that risk management decisions may have on their financial results.

NextEra Energy’s ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

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NextEra Energy is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry in general.  In addition, NextEra Energy may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

NextEra Energy may be unable to meet its ongoing and future financial obligations and to pay dividends on its common stock if its subsidiaries are unable to pay upstream dividends or repay funds to NextEra Energy or if NextEra Energy is required to perform under guarantees of obligations of its subsidiaries.

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NextEra Energy is a holding company and, as such, has no material operations of its own.  Substantially all of NextEra Energy’s consolidated assets are held by subsidiaries.  NextEra Energy’s ability to meet its financial obligations, including, but not limited to, its guarantees, and to pay dividends on its common stock is primarily dependent on the subsidiaries’ net income and cash flows, which are subject to the risks of their respective businesses, and their ability to pay upstream dividends or to repay funds.  The subsidiaries have financial obligations, including, but not limited to, payment of debt service, which they must satisfy before they can fund NextEra Energy.  NextEra Energy’s subsidiaries are separate legal entities and have no obligation to provide NextEra Energy with funds for its payment obligations.  In addition, the dividend-paying ability of some of the subsidiaries is limited by contractual restrictions which are contained in outstanding financing agreements and which may be included in future financing agreements.  The future enactment of laws or regulations also may prohibit or restrict the ability of NextEra Energy's subsidiaries to pay upstream dividends or to repay funds.  NextEra Energy guarantees many of the obligations of its consolidated subsidiaries, other than FPL, through guarantee agreements with FPL Group Capital.  These guarantees may require NextEra Energy to provide substantial funds to its subsidiaries or their creditors or counterparties at a time when NextEra Energy is in need of liquidity to fund its own obligations or to pay dividends.  In addition, in the event of a subsidiary’s liquidation or reorganization, NextEra Energy’s right to participate in a distribution of assets is subject to the prior claims of the subsidiary’s creditors.

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could adversely affect NextEra Energy’s and FPL’s results of operations, financial condition and liquidity.

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NextEra Energy’s and FPL’s provision for income taxes and reporting of tax-related assets and liabilities requires significant judgments and the use of estimates.  Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including, but not limited to, estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards.  Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, regulations and interpretations, financial condition and results of operations of NextEra Energy and its subsidiaries, including FPL, as well as the resolution of audit issues raised by taxing authorities.  Ultimate resolution of income tax matters may result in material adjustments to tax-related assets and liabilities which could impact, either positively or negatively, NextEra Energy’s and FPL’s results of operations, financial condition and liquidity.

NextEra Energy’s and FPL’s retail businesses are subject to the risk that sensitive customer data may be compromised, which could result in an adverse impact to their reputation and/or the results of operations of the retail business.

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NextEra Energy’s and FPL’s retail businesses require access to sensitive customer data in the ordinary course of business.  NextEra Energy’s and FPL’s retail business may also need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center services, to the retail business.  If a significant breach occurred, the reputation of NextEra Energy’s and FPL’s retail business could be adversely affected, customer confidence could be diminished, customer information could be used for identity theft purposes, or NextEra Energy’s and FPL’s retail business could be subject to legal claims, any of which may have a negative impact on the business and/or results of operations.

A failure in NextEra Energy’s and FPL’s operational systems or infrastructure, or those of third parties, could impair their liquidity, disrupt their businesses, result in the disclosure of confidential information and cause losses.

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NextEra Energy’s and FPL’s businesses are highly dependent on their ability to process and monitor, on a daily basis, a very large number of transactions, many of which are highly complex, and cross numerous and diverse markets.  Due to the size, scope and geographical reach of NextEra Energy’s and FPL’s businesses, and due to the complexity of the process of power generation, transmission and distribution, the development and maintenance of NextEra Energy’s and FPL’s operational systems and infrastructure is challenging.  NextEra Energy’s and FPL’s operating systems and facilities may fail to operate properly or become disabled as a result of events that are within their control, such as operator error, and that are wholly or partially outside of their control, such as a result of severe weather or terrorist activities.  Any such failure or disabling event could adversely affect NextEra Energy’s and FPL’s ability to process transactions and provide services.

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NextEra Energy and FPL also face the risks of operational failure, termination, or capacity constraints of third parties providing electric and gas transmission services, particularly those at NextEra Energy Resources.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt NextEra Energy’s and FPL’s businesses may impact the operations of NextEra Energy and FPL in unpredictable ways and could adversely affect NextEra Energy’s and FPL’s results of operations, financial condition and liquidity.

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NextEra Energy and FPL are subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyber attacks and other disruptive activities of individuals or groups.  NextEra Energy’s and FPL’s generation, transmission and distribution facilities, fuel storage facilities, information technology systems and other infrastructure facilities and systems and physical assets, could be direct targets of, or indirectly affected by, such activities.  Terrorist acts or other similar events could harm NextEra Energy’s and FPL’s businesses by limiting their ability to generate, purchase or transmit power and by delaying their development and construction of new generating facilities and capital improvements to existing facilities.  These events, and governmental actions in response, could result in a material decrease in revenues and significant additional costs to repair and insure NextEra Energy’s and FPL’s assets, and could adversely affect NextEra Energy’s and FPL’s operations by contributing to disruption of supplies and markets for natural gas, oil and other fuels.  They could also impair NextEra Energy’s and FPL’s ability to raise capital by contributing to financial instability and lower economic activity.

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NextEra Energy and FPL operate in a highly regulated industry that requires the continued operation of sophisticated information technology systems and network infrastructure.  Despite NextEra Energy’s and FPL’s implementation of security measures, all of their technology systems are vulnerable to disability, failures or unauthorized access due to such activities.  If NextEra Energy’s or FPL’s technology systems were to fail or be breached and be unable to recover in a timely way, NextEra Energy and FPL would be unable to fulfill critical business functions, and sensitive confidential and other data could be compromised, which could have a material adverse effect on NextEra Energy’s and FPL’s results of operations, financial condition and liquidity.

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The implementation of security guidelines and measures and maintenance of insurance, to the extent available, addressing such activities could increase costs.  These types of events could materially adversely affect NextEra Energy’s and FPL’s results of operations, financial condition and liquidity.  In addition, these types of events could require significant management attention and resources, and could adversely affect NextEra Energy’s and FPL’s reputation among customers and the public.

The ability of NextEra Energy and FPL to obtain insurance and the terms of any available insurance coverage could be adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NextEra Energy’s and FPL’s insurance coverage may not provide protection against all significant losses.

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The ability of NextEra Energy and FPL to obtain insurance, as well as the cost and coverage of such insurance, could be affected by developments affecting their businesses, as well as by international, national, state or local events, as well as the financial condition of insurers.  Insurance coverage may not continue to be available at all or at rates or on terms similar to those presently available to NextEra Energy and FPL.  A loss for which NextEra Energy and FPL are not fully insured could materially and adversely affect their financial condition and results of operations.  NextEra Energy’s and FPL’s insurance may not be sufficient or effective under all circumstances and against all hazards or liabilities to which the companies may be subject.

The businesses and results of operations of NextEra Energy and FPL could be negatively affected by the lack of a qualified workforce, work strikes or stoppages and increasing personnel costs.

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NextEra Energy and FPL may not be able effectively and profitably to obtain new customers, or grow their customer base, service existing customers and meet their other business plan goals if they do not attract and retain a qualified workforce.  The lack of a qualified workforce, including, for example, the loss or retirement of key executives and other employees, may adversely affect service and productivity and contribute to higher training and safety costs.  Over the next several years, a significant portion of NextEra Energy’s and FPL’s workforce, including, but not limited to, many workers with specialized skills maintaining and servicing the nuclear generation facilities and electrical infrastructure, will be eligible to retire.  Such highly skilled individuals may not be able to be replaced quickly due to the technically complex work they perform.  Personnel costs also may increase due to inflationary or competitive pressures on payroll and benefits costs and revised terms of collective bargaining agreements with union employees.  Employee strikes or work stoppages could disrupt operations and lead to a loss of customers and revenue.

Poor market performance and other economic factors could affect NextEra Energy’s and FPL’s nuclear decommissioning funds’ asset value or defined benefit pension plan’s funded status, which may adversely affect NextEra Energy’s and FPL’s liquidity and financial results.

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NextEra Energy and FPL are required to maintain decommissioning funds to satisfy their future obligations to decommission their nuclear power plants.  In addition, NextEra Energy sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of NextEra Energy and its subsidiaries.  A decline in the market value of the assets held in the decommissioning funds or in the defined benefit pension plan due to poor investment performance or other factors may increase the funding requirements for these obligations.  Moreover, NextEra Energy’s and FPL’s defined benefit pension plan is sensitive to changes in interest rates, since, as interest rates decrease the funding liabilities increase, potentially increasing benefits costs and funding requirements.  Any increase in benefits costs or funding requirements may have an adverse effect on NextEra Energy’s and FPL’s liquidity and financial results.

Increasing costs associated with health care plans may adversely affect NextEra Energy's and FPL's results of operations, financial position and liquidity.

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The costs of providing health care benefits to employees and retirees have increased substantially in recent years.  NextEra Energy and FPL believe that their employee benefit costs, including costs related to health care plans for employees and former employees, will continue to rise.  The increasing costs and funding requirements associated with NextEra Energy's and FPL's health care plans may adversely affect the companies' results of operations, financial position and liquidity.

The risks described herein are not the only risks facing NextEra Energy and FPL.  Additional risks and uncertainties also may materially adversely affect NextEra Energy's or FPL's business, financial condition and/or future operating results.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended September 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.

Operating Revenues	$3,116	$1,528	$47	$4,691

Operating Expenses
Fuel, purchased power and interchange	1,504	470	17	1,991
Other operations and maintenance	399	299	14	712
Depreciation and amortization	333	193	5	531
Taxes other than income taxes and other	296	35	1	332
Total operating expenses	2,532	997	37	3,566

Operating Income (Loss)	584	531	10	1,125

Other Income (Deductions)
Interest expense	(91)	(128)	(28)	(247)
Equity in earnings of equity method investees	-	33	-	33
Allowance for equity funds used during construction	10	-	-	10
Interest income	-	6	16	22
Gains on disposal of assets - net	-	13	-	13
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(1)	-	(1)
Other – net	(1)	4	2	5
Total other income (deductions) – net	(82)	(73)	(10)	(165)

Income (Loss) Before Income Taxes	502	458	-	960
Income Tax Expense (Benefit)	194	72	(26)	240
Net Income (Loss)	$308	$386	$26	$720

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$308	$386	$26	$720
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(114)	1	(113)
Other than temporary impairment losses - net	-	(5)	-	(5)
Adjusted Earnings (Loss)	$308	$267	$27	$602

Earnings (Loss) Per Share (assuming dilution)	$0.74	$0.93	$0.07	$1.74
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.28)	-	(0.28)
Other than temporary impairment losses - net	-	(0.01)	-	(0.01)
Adjusted Earnings (Loss) Per Share	$0.74	$0.64	$0.07	$1.45
Weighted-average shares outstanding (assuming dilution)				414

Beginning in 2010, NextEra Energy Resources' (Energy Resources) financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended September 30, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.

Operating Revenues	$3,301	$1,136	$36	$4,473

Operating Expenses
Fuel, purchased power and interchange	1,786	367	11	2,164
Other operations and maintenance	392	279	11	682
Depreciation and amortization	263	165	5	433
Taxes other than income taxes and other	306	39	-	345
Total operating expenses	2,747	850	27	3,624

Operating Income (Loss)	554	286	9	849

Other Income (Deductions)
Interest expense	(78)	(110)	(16)	(204)
Equity in earnings of equity method investees	-	29	-	29
Allowance for equity funds used during construction	15	-	-	15
Interest income	-	5	10	15
Gains on disposal of assets - net	-	10	2	12
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	-	-	-
Other – net	(5)	2	2	(1)
Total other income (deductions) – net	(68)	(64)	(2)	(134)

Income (Loss) Before Income Taxes	486	222	7	715
Income Tax Expense (Benefit)	180	10	(8)	182
Net Income (Loss)	$306	$212	$15	$533

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$306	$212	$15	$533
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	32	-	32
Other than temporary impairment losses - net	-	(3)	-	(3)
Adjusted Earnings (Loss)	$306	$241	$15	$562

Earnings (Loss) Per Share (assuming dilution)	$0.75	$0.52	$0.04	$1.31
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	0.08	-	0.08
Other than temporary impairment losses - net	-	(0.01)	-	(0.01)
Adjusted Earnings (Loss) Per Share	$0.75	$0.59	$0.04	$1.38
Weighted-average shares outstanding (assuming dilution)				408

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Nine Months Ended September 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.

Operating Revenues	$8,024	$3,739	$141	$11,904

Operating Expenses
Fuel, purchased power and interchange	3,816	927	52	4,795
Other operations and maintenance	1,196	888	39	2,123
Depreciation and amortization	754	561	15	1,330
Taxes other than income taxes and other	780	97	6	883
Total operating expenses	6,546	2,473	112	9,131

Operating Income (Loss)	1,478	1,266	29	2,773

Other Income (Deductions)
Interest expense	(270)	(387)	(75)	(732)
Equity in earnings of equity method investees	-	56	-	56
Allowance for equity funds used during construction	25	-	-	25
Interest income	-	16	53	69
Gains (losses) on disposal of assets - net	-	61	-	61
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(16)	-	(16)
Other – net	(1)	3	(12)	(10)
Total other income (deductions) – net	(246)	(267)	(34)	(547)

Income (Loss) Before Income Taxes	1,232	999	(5)	2,226
Income Tax Expense (Benefit)	468	92	(28)	532
Net Income (Loss)	$764	$907	$23	$1,694

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$764	$907	$23	$1,694
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(245)	1	(244)
Other than temporary impairment losses - net	-	(4)	-	(4)
Adjusted Earnings (Loss)	$764	$658	$24	$1,446

Earnings (Loss) Per Share (assuming dilution)	$1.86	$2.20	$0.05	$4.11
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.60)	-	(0.60)
Other than temporary impairment losses - net	-	(0.01)	-	(0.01)
Adjusted Earnings (Loss) Per Share	$1.86	$1.59	$0.05	$3.50
Weighted-average shares outstanding (assuming dilution)				412

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Nine Months Ended September 30, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.

Operating Revenues	$8,738	$3,136	$114	$11,988

Operating Expenses
Fuel, purchased power and interchange	4,810	923	40	5,773
Other operations and maintenance	1,108	831	33	1,972
Depreciation and amortization	786	478	13	1,277
Taxes other than income taxes and other	821	105	3	929
Total operating expenses	7,525	2,337	89	9,951

Operating Income (Loss)	1,213	799	25	2,037

Other Income (Deductions)
Interest expense	(235)	(345)	(51)	(631)
Equity in earnings of equity method investees	-	49	-	49
Allowance for equity funds used during construction	46	-	-	46
Interest income	1	16	41	58
Gains (losses) on disposal of assets - net	-	21	3	24
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(54)	-	(54)
Other – net	(10)	8	12	10
Total other income (deductions) – net	(198)	(305)	5	(498)

Income (Loss) Before Income Taxes	1,015	494	30	1,539
Income Tax Expense (Benefit)	369	(109)	12	272
Net Income (Loss)	$646	$603	$18	$1,267

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$646	$603	$18	$1,267
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	33	-	33
Other than temporary impairment losses - net	-	26	-	26
Adjusted Earnings (Loss)	$646	$662	$18	$1,326

Earnings (Loss) Per Share (assuming dilution)	$1.59	$1.48	$0.05	$3.12
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	0.08	-	0.08
Other than temporary impairment losses - net	-	0.06	-	0.06
Adjusted Earnings (Loss) Per Share	$1.59	$1.62	$0.05	$3.26
Weighted-average shares outstanding (assuming dilution)				406

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

September 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$29,286	$17,804	$399	$47,489
Nuclear fuel	726	762	-	1,488
Construction work in progress	2,312	2,001	69	4,382
Less accumulated depreciation and amortization	(10,992)	(3,868)	(198)	(15,058)
Total property, plant and equipment – net	21,332	16,699	270	38,301

Current Assets
Cash and cash equivalents	37	102	652	791
Customer receivables, net of allowances	920	654	21	1,595
Other receivables, net of allowances	209	139	177	525
Materials, supplies and fossil fuel inventory	541	348	6	895
Regulatory assets:
Deferred clause and franchise expenses	416	-	-	416
Securitized storm-recovery costs	73	-	-	73
Derivatives	391	-	-	391
Other	-	-	4	4
Derivatives	10	697	17	724
Other	142	597	(377)	362
Total current assets	2,739	2,537	500	5,776

Other Assets
Special use funds	2,548	1,042	-	3,590
Other investments	4	317	707	1,028
Prepaid benefit costs	1,047	-	185	1,232
Regulatory assets:
Securitized storm-recovery costs	596	-	-	596
Other	305	-	49	354
Other	169	1,464	224	1,857
Total other assets	4,669	2,823	1,165	8,657

Total Assets	$28,740	$22,059	$1,935	$52,734

Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	5,053	7,422	(7,192)	5,283
Retained earnings	3,183	3,939	1,695	8,817
Accumulated other comprehensive income (loss)	-	54	(7)	47
Total common shareholders' equity	9,609	11,415	(6,873)	14,151
Long-term debt	6,278	4,606	6,796	17,680
Total capitalization	15,887	16,021	(77)	31,831

Current Liabilities
Commercial paper	240	-	845	1,085
Current maturities of long-term debt	45	377	1,281	1,703
Accounts payable	637	452	10	1,099
Customer deposits	625	6	-	631
Accrued interest and taxes	788	424	(500)	712
Regulatory liabilities:
Deferred clause and franchise revenues	47	-	-	47
Other	-	-	2	2
Derivatives	400	410	8	818
Other	541	557	(8)	1,090
Total current liabilities	3,323	2,226	1,638	7,187

Other Liabilities and Deferred Credits
Asset retirement obligations	1,907	575	-	2,482
Accumulated deferred income taxes	3,696	1,410	43	5,149
Regulatory liabilities:
Accrued asset removal costs	2,230	-	-	2,230
Asset retirement obligation regulatory expense difference	725	-	-	725
Other	302	-	14	316
Derivatives	49	398	2	449
Other	621	1,429	315	2,365
Total other liabilities and deferred credits	9,530	3,812	374	13,716

Commitments and Contingencies

Total Capitalization and Liabilities	$28,740	$22,059	$1,935	$52,734

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$28,677	$17,343	$310	$46,330
Nuclear fuel	756	657	1	1,414
Construction work in progress	1,549	844	32	2,425
Less accumulated depreciation and amortization	(10,578)	(3,341)	(172)	(14,091)
Total property, plant and equipment – net	20,404	15,503	171	36,078

Current Assets
Cash and cash equivalents	83	118	37	238
Customer receivables, net of allowances	838	574	19	1,431
Other receivables, net of allowances	182	532	102	816
Materials, supplies and fossil fuel inventory	529	345	3	877
Regulatory assets:
Deferred clause and franchise expenses	69	-	-	69
Securitized storm-recovery costs	69	-	-	69
Derivatives	68	-	-	68
Other	-	-	3	3
Derivatives	10	348	(1)	357
Other	113	505	(209)	409
Total current assets	1,961	2,422	(46)	4,337

Other Assets
Special use funds	2,408	982	-	3,390
Other investments	5	229	701	935
Prepaid benefit costs	1,017	-	167	1,184
Regulatory assets:
Securitized storm-recovery costs	644	-	-	644
Other	214	-	51	265
Other	159	1,000	466	1,625
Total other assets	4,447	2,211	1,385	8,043

Total Assets	$26,812	$20,136	$1,510	$48,458

Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	4,393	7,923	(7,261)	5,055
Retained earnings	2,670	3,032	2,037	7,739
Accumulated other comprehensive income (loss)	-	172	(3)	169
Total common shareholders' equity	8,436	11,127	(6,596)	12,967
Long-term debt	5,794	3,995	6,511	16,300
Total capitalization	14,230	15,122	(85)	29,267

Current Liabilities
Commercial paper	818	-	1,202	2,020
Current maturities of long-term debt	42	327	200	569
Accounts payable	539	450	3	992
Customer deposits	607	6	-	613
Accrued interest and taxes	303	351	(188)	466
Regulatory liabilities:
Deferred clause and franchise revenues	377	-	-	377
Other	-	-	2	2
Derivatives	77	143	1	221
Other	659	528	2	1,189
Total current liabilities	3,422	1,805	1,222	6,449

Other Liabilities and Deferred Credits
Asset retirement obligations	1,833	585	-	2,418
Accumulated deferred income taxes	3,509	1,278	73	4,860
Regulatory liabilities:
Accrued asset removal costs	2,251	-	-	2,251
Asset retirement obligation regulatory expense difference	671	-	-	671
Other	244	-	16	260
Derivatives	1	164	5	170
Other	651	1,182	279	2,112
Total other liabilities and deferred credits	9,160	3,209	373	12,742

Commitments and Contingencies

Total Capitalization and Liabilities	$26,812	$20,136	$1,510	$48,458

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Nine Months Ended September 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$764	$907	$23	$1,694
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	754	561	15	1,330
Nuclear fuel amortization	102	112	-	214
Unrealized (gains) losses on marked to market energy contracts	-	(501)	2	(499)
Deferred income taxes	212	31	116	359
Cost recovery clauses and franchise fees	(679)	-	-	(679)
Equity in earnings of equity method investees	-	(56)	-	(56)
Distributions of earnings from equity method investees	-	32	-	32
Changes in operating assets and liabilities:
Customer receivables	(83)	(73)	(1)	(157)
Other receivables	(70)	28	(91)	(133)
Materials, supplies and fossil fuel inventory	(13)	(3)	(1)	(17)
Other current assets	(35)	(15)	-	(50)
Other assets	19	15	80	114
Accounts payable	130	(35)	7	102
Customer deposits	19	(1)	-	18
Margin cash collateral	(5)	141	-	136
Income taxes	162	73	(118)	117
Interest and other taxes	232	8	(7)	233
Other current liabilities	30	(36)	1	(5)
Other liabilities	9	(30)	-	(21)
Other – net	64	(55)	28	37
Net cash provided by (used in) operating activities	1,612	1,103	54	2,769

Cash Flows From Investing Activities
Capital expenditures of FPL	(2,044)	-	-	(2,044)
Independent power and other investments of NextEra Energy Resources	-	(1,837)	-	(1,837)
Cash grants under the American Recovery and Reinvestment Act of 2009	131	426	(1)	556
Funds received from the spent fuel settlement agreement	32	12	-	44
Nuclear fuel purchases	(62)	(95)	-	(157)
Other capital expenditures	-	-	(51)	(51)
Sale of independent power investments	-	16	-	16
Proceeds from sale of securities in special use funds	3,051	1,041	-	4,092
Purchases of securities in special use funds	(3,114)	(1,063)	-	(4,177)
Proceeds from sale of other securities	-	-	580	580
Purchases of other securities	-	-	(578)	(578)
Other – net	31	1	(32)	-
Net cash provided by (used in) investing activities	(1,975)	(1,499)	(82)	(3,556)

Cash Flows From Financing Activities
Issuances of long-term debt	523	926	1,569	3,018
Retirements of long-term debt	(42)	(280)	(249)	(571)
Proceeds from sale of differential membership interests	-	261	-	261
Net change in short-term debt	(578)	-	(357)	(935)
Issuances of common stock, net	-	-	184	184
Dividends on common stock	-	-	(616)	(616)
Dividends & capital distributions from (to) NextEra Energy, Inc. – net	410	(501)	91	-
Other – net	4	(26)	21	(1)
Net cash provided by (used in) financing activities	317	380	643	1,340

Net increase (decrease) in cash and cash equivalents	(46)	(16)	615	553
Cash and cash equivalents at beginning of period	83	118	37	238

Cash and cash equivalents at end of period	$37	$102	$652	$791

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Nine Months Ended September 30, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$646	$603	$18	$1,267
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	786	479	12	1,277
Nuclear fuel amortization	93	93	-	186
Unrealized (gains) losses on marked to market energy contracts	-	63	-	63
Deferred income taxes	383	(204)	3	182
Cost recovery clauses and franchise fees	417	-	-	417
Equity in earnings of equity method investees	-	(49)	-	(49)
Distribution of earnings from equity method investees	-	33	-	33
Changes in operating assets and liabilities:
Customer receivables	(226)	71	9	(146)
Other receivables	54	(28)	(12)	14
Materials, supplies and fossil fuel inventory	13	62	(1)	74
Other current assets	(31)	(7)	6	(32)
Other assets	(82)	42	(4)	(44)
Accounts payable	(44)	(61)	6	(99)
Customer deposits	26	-	-	26
Margin cash collateral	6	(198)	1	(191)
Income taxes	(228)	249	18	39
Interest and other taxes	224	2	3	229
Other current liabilities	(24)	(24)	(13)	(61)
Other liabilities	32	(25)	1	8
Other – net	(14)	102	45	133
Net cash provided by (used in) operating activities	2,031	1,203	92	3,326

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,841)	-	-	(1,841)
Independent power and other investments of NextEra Energy Resources	-	(1,884)	-	(1,884)
Funds received from the spent fuel settlement agreement	71	15	-	86
Nuclear fuel purchases	(132)	(146)	-	(278)
Other capital expenditures	-	-	(37)	(37)
Sale of independent power investments	-	15	-	15
Proceeds from sale of securities in special use funds	1,940	772	1	2,713
Purchases of securities in special use funds	(1,982)	(801)	-	(2,783)
Proceeds from sale of other securities	-	-	542	542
Purchases of other securities	-	(7)	(549)	(556)
Other – net	(1)	13	(7)	5
Net cash provided by (used in) investing activities	(1,945)	(2,023)	(50)	(4,018)

Cash Flows From Financing Activities
Issuances of long-term debt	505	419	1,465	2,389
Retirements of long-term debt	(263)	(383)	(766)	(1,412)
Proceeds from sale of differential membership interests	-	-	-	-
Net change in short-term debt	54	-	(338)	(284)
Issuances of common stock, net	-	-	186	186
Dividends on common stock	-	-	(574)	(574)
Dividends & capital distributions from (to) NextEra Energy, Inc. – net	(485)	732	(247)	-
Other – net	17	1	(2)	16
Net cash provided by (used in) financing activities	(172)	769	(276)	321

Net increase (decrease) in cash and cash equivalents	(86)	(51)	(234)	(371)
Cash and cash equivalents at beginning of period	120	145	270	535

Cash and cash equivalents at end of period	$34	$94	$36	$164

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Earnings Per Share Contributions
(assuming dilution)
(unaudited)

	First Quarter	Second Quarter	Third Quarter	Year-To-Date

NextEra Energy, Inc. – 2009 Earnings Per Share	$0.90	$0.91	$1.31	$3.12

Florida Power & Light – 2009 Earnings Per Share	$0.31	$0.52	$0.75	$1.59
Customer growth	-	0.01	0.01	0.02
Usage due to weather	0.08	0.05	0.04	0.17
Base rate adjustment for West County Energy Center Units No. 1 and 2	0.09	0.10	0.09	0.28
Base rate increase effective March 1, 2010	0.01	0.03	0.03	0.07
Underlying usage growth, price mix and all other revenue	0.03	(0.02)	-	0.01
O&M expense	(0.03)	(0.06)	(0.02)	(0.11)
Base rate to clause shift	0.01	0.03	0.03	0.06
Depreciation expense	0.01	0.03	(0.15)	(0.11)
AFUDC	(0.03)	(0.02)	(0.02)	(0.07)
Interest expense (gross)	(0.01)	(0.01)	(0.01)	(0.03)
Cost recovery clause results, primarily solar and nuclear uprates	0.02	0.02	0.02	0.06
Share dilution	-	(0.01)	(0.01)	(0.02)
Other	(0.02)	(0.03)	(0.02)	(0.06)
Florida Power & Light – 2010 Earnings Per Share	0.47	0.64	0.74	1.86

NextEra Energy Resources – 2009 Earnings Per Share	0.56	0.40	0.52	1.48
New investments	0.03	0.03	0.05	0.10
Existing assets	(0.10)	0.02	0.05	(0.02)
Gas infrastructure	0.01	-	0.04	0.05
Customer supply businesses & proprietary power & gas trading	0.04	(0.01)	(0.04)	-
Asset sales	0.02	0.01	(0.01)	0.02
Non-qualifying hedges impact	0.34	(0.01)	0.36	0.68
Change in other than temporary impairment losses - net	0.08	(0.01)	-	0.07
Share dilution	(0.01)	-	(0.01)	(0.02)
Other, including interest expense	(0.08)	(0.05)	(0.03)	(0.16)
NextEra Energy Resources – 2010 Earnings Per Share	0.89	0.38	0.93	2.20

Corporate and Other – 2009 Earnings Per Share	0.03	(0.01)	0.04	0.05
FPL FiberNet	-	0.01	-	-
Share dilution	0.01	-	-	-
Other, including interest expense and interest income	(0.04)	(0.01)	0.03	-
Corporate and Other – 2010 Earnings Per Share	-	(0.01)	0.07	0.05

NextEra Energy, Inc. – 2010 Earnings Per Share	$1.36	$1.01	$1.74	$4.11

Beginning in 2010, Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. These changes were made to reflect an expected average capital structure at FPL Group Capital and more accurately reflect Energy Resources' operating costs. Prior year amounts for Energy Resources and Corporate & Other have been restated to reflect these changes. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)
September 30, 2010

Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	4.850	02/01/13	$400	$-	$400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.550	11/01/17	300	-	300
First Mortgage Bonds	5.950	02/01/38	600	-	600
First Mortgage Bonds	5.960	04/01/39	500	-	500
First Mortgage Bonds	5.690	03/01/40	500	-	500
Total First Mortgage Bonds			5,140	-	5,140

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79
Total Revenue Refunding Bonds			94	-	94

Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52
Total Pollution Control Bonds			493	-	493
Industrial Bonds - Dade	VAR	06/01/21	46	-	46

Storm Securitization Bonds:
Storm Securitization Bonds	5.050	02/01/11	3	3	-
Storm Securitization Bonds	5.040	08/01/13	140	42	98
Storm Securitization Bonds	5.130	08/01/15	100	-	100
Storm Securitization Bonds	5.260	08/01/19	288	-	288
Total Storm Securitization Bonds			531	45	486

Water and Sewer Revenue Bonds	4.000 - 5.250	10/01/40	52	-	52
Unamortized discount			(33)	-	(33)
Total Long-Term Debt			6,323	45	6,278
Commercial Paper			240	240	-
TOTAL DEBT - FLORIDA POWER & LIGHT			6,563	285	6,278

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)
September 30, 2010
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
FPL Group Capital Without NextEra Energy Resources
Debentures:
Debentures	5.630	09/01/11	600	600	-
Debentures	5.350	06/17/13	250	-	250
Debentures	2.550	11/15/13	250	-	250
Debentures	2.600	09/01/15	400	-	400
Debentures	7.880	12/15/15	450	-	450
Debentures	7.880	12/15/15	50	-	50
Debentures	6.000	03/01/19	500	-	500
Debentures, related to NextEra Energy's equity units	3.600	06/01/14	350	-	350
Debentures, related to NextEra Energy's equity units	1.900	09/01/15	403	-	403
Debentures (Junior Subordinated)	5.880	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.350	10/01/66	339	-	339
Debentures (Junior Subordinated)	6.650	06/15/67	380	-	380
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350
Debentures (Junior Subordinated)	8.750	03/01/69	375	-	375
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Floating Debenture	VAR	06/01/11	250	250	-
Floating Debenture	VAR	11/09/12	200	-	200
Total Debentures			6,056	850	5,206
Term Loans:
Term Loans	VAR	03/25/11	100	100	-
Term Loans	VAR	03/25/11	200	200	-
Term Loans	VAR	09/17/11	120	120	-
Term Loans	VAR	12/19/11	150	-	150
Term Loans	VAR	12/19/11	168	-	168
Term Loans	VAR	06/04/12	150	-	150
Term Loans	VAR	04/01/13	100	-	100
Term Loans	VAR	04/01/13	100	-	100
Term Loans	VAR	09/07/13	50	-	50
Term Loans	VAR	09/30/13	50	-	50
Term Loans	VAR	09/16/14	110	-	110
Term Loans	VAR	09/16/14	90	-	90
Term Loans	VAR	09/30/30	120	-	120
Total Term Loans			1,508	420	1,088
Senior Secured Bonds - Pipeline Funding			500	-	500
Fair value swaps			22	11	11
Unamortized discount			(9)	-	(9)
Total Long-Term Debt			8,077	1,281	6,796
Commercial Paper			845	845	-
TOTAL DEBT - FPL GROUP CAPITAL, WITHOUT NEXTERA ENERGY RESOURCES			8,922	2,126	6,796

NextEra Energy Resources
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	55	12	43
Senior Secured Bonds	6.125	03/25/19	58	9	49
Senior Secured Bonds	7.520	06/30/19	174	16	158
Senior Secured Bonds	6.639	06/20/23	201	25	176
Senior Secured Bonds	5.608	03/10/24	247	28	219
Total Senior Secured Bonds			735	90	645
Senior Secured Notes:
Senior Secured Notes	8.450	12/31/12	25	10	15
Senior Secured Notes	7.260	07/20/15	125	-	125
Senior Secured Notes	6.310	07/10/17	290	-	290
Senior Secured Notes	7.590	07/10/18	519	9	510
Senior Secured Notes	7.110	06/28/20	83	6	77
Senior Secured Notes	6.610	07/10/27	35	-	35
Senior Secured Notes	6.560	03/24/30	305	3	302
Senior Secured Notes	6.665	01/10/31	143	12	131
Senior Secured Notes	6.960	07/10/37	250	-	250
Limited-recourse Senior Secured Notes	7.510	07/20/21	15	2	13
Total Senior Secured Bonds			1,790	42	1,748
Other Debt:
Other Debt	VAR	12/31/12	112	40	72
Other Debt	7.500	12/19/13	172	20	152
Other Debt	Fixed & VAR	02/28/15	76	16	60
Other Debt	VAR	12/30/16	352	30	322
Other Debt	Fixed & VAR	05/17/17	318	26	292
Other Debt	VAR	12/31/17	56	14	42
Other Debt	8.010	12/31/18	2	-	2
Other Debt	Fixed & VAR	11/30/19	182	23	159
Other Debt	Fixed & VAR	12/31/19	128	-	128
Other Debt	Fixed & VAR	01/31/22	420	51	369
Other Debt	VAR	12/31/23	84	5	79
Other Debt	Fixed & VAR	01/29/27	255	12	243
Other Debt	Fixed & VAR	01/29/28	297	8	289
Capital Lease		03/31/40	4	-	4
Total Other Debt			2,458	245	2,213
Unamortized discount			-	-	-
TOTAL NEXTERA ENERGY RESOURCES DEBT			4,983	377	4,606
TOTAL DEBT - FPL GROUP CAPITAL INCLUDING NEXTERA ENERGY RESOURCES			13,905	2,503	11,402
TOTAL DEBT - NEXTERA ENERGY, INC.			$20,468	$2,788	$17,680

May not agree to financial statements due to rounding.

NextEra Energy, Inc.
Preliminary Schedule of Total Debt and Equity
(millions)
(unaudited)

September 30, 2010	Per Books	Adjusted 1

Long-term debt, including current maturities, notes payable and commercial paper
Junior Subordinated Debentures2	$2,353	$1,177
Debentures, related to NextEra Energy's equity units	753	753
Project debt:
Natural gas-fired assets	903
Wind assets	3,349
Hydro assets	700
Storm Securitization Debt	531
Pipeline Funding	500
Waste Water Bonds	52
Other long-term debt, including current maturities and commercial paper3	11,327	11,327
Total debt	20,468	13,257
Junior Subordinated Debentures2		1,176
Debentures, related to NextEra Energy's equity units		753
Common shareholders' equity	14,151	14,151
Total capitalization, including debt due within one year	$34,619	$29,337

Debt ratio	59%	45%

December 31, 2009	Per Books	Adjusted 1

Long-term debt, including current maturities and
commercial paper
Junior Subordinated Debentures2	$2,353	$1,177
Debentures, related to NextEra Energy's equity units	350	350
Project debt:
Natural gas-fired assets	921
Wind assets	2,669
Hydro assets	700
Storm Securitization Debt	573
Pipeline Funding	500
Waste Water Bonds	24
Other long-term debt, including current maturities and commercial paper3	10,799	10,799
Total debt	18,889	12,326
Junior Subordinated Debentures2		1,176
Debentures, related to NextEra Energy's equity units		350
Common shareholders' equity	12,967	12,967
Total capitalization, including debt due within one year	$31,856	$26,819

Debt ratio	59%	46%

1
Ratios exclude impact of imputed debt for purchase power obligations.  Including the impact of imputed debt for purchase power obligations the adjusted debt ratio would be 47% and 48% for September 30, 2010 and December 31, 2009 respectively.

2	Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures).
3	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date
Periods Ended September 30	2010	2009	2010	2009

Energy sales (million kwh)
Residential	17,419	16,592	43,612	40,507
Commercial	12,640	12,342	33,584	33,453
Industrial	800	800	2,364	2,446
Public authorities	138	138	406	404
Increase (decrease) in unbilled sales	68	298	1,331	1,381
Total retail	31,065	30,170	81,297	78,191
Electric utilities	608	398	1,656	908
Interchange power sales	144	182	538	1,169
Total	31,817	30,750	83,491	80,268

Average price (cents/kwh) 1
Residential	10.58	11.91	9.96	11.89
Commercial	8.82	10.28	8.46	10.48
Industrial	7.25	8.79	6.71	8.87
Total	9.74	11.12	9.22	11.16

Average customer accounts (000's)
Residential	4,008	3,984	4,003	3,985
Commercial	505	501	503	501
Industrial	9	10	9	10
Other	3	3	4	4
Total	4,525	4,498	4,519	4,500

End of period customer accounts (000's)	SEP 2010	SEP 2009
Residential	4,007	3,982
Commercial	505	501
Industrial	9	10
Other	4	3
Total	4,525	4,496

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2010	Normal	2009

Three Months Ended September 30
Cooling degree-days	330	294	310
Heating degree-days	-	-	-
Nine Months Ended September 30
Cooling degree-days	1,765	1,620	1,688
Heating degree-days	598	247	304

Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.